Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                                               Three Months
                                                                   Ended
                                                                 March 31,
                                                                   2003
                                                                   ----
                                                          (dollars in thousands)
Income before taxes                                                   $ 24,518
Add:  fixed charges                                                     22,768

Earnings including interest expense - deposits            (a)           47,286
Less:  interest expense - deposits                                     (13,737)

Earnings excluding interest expenses - deposits           (b)         $ 33,549

Fixed Charges:
       Interest expense - deposits                                    $ 13,737
       Interest expense - borrowings                                     9,031

Fixed charges including interest expense - deposits       (c)           22,768
Less:  interest expense - deposits                                     (13,737)

Fixed charges excluding interest expense - deposits       (d)          $ 9,031

Earnings to fixed charges:
       Including interest on deposits                     ((a) / (c))     2.08 x
       Excluding interest on deposits                     ((b) / (d))     3.71



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